Exhibit 10.76

December 20, 2012

Robert G. Leary

[home address]

Re: Employment Agreement Amendment

Dear Rob:

The purpose of this letter is to set forth the agreement between you and ING U.S., Inc., successor to ING America Insurance Holdings, Inc. (the “Company”) and ING North America Insurance Corporation (the “Employing Entity”) to amend certain terms of the employment agreement between you and the Company and the Employing Entity, dated March 26, 2011 (the “Employment Agreement”). Capitalized terms that are not defined in this letter shall have the same meaning as under your Employment Agreement.

You, the Company and the Employing Entity hereby agree and acknowledge that,

•	For purposes of the Employment Agreement, as amended hereby, the date of termination of your employment is December 6, 2012;

•

Your Pro-Rata ICP Award (as defined in Section 6(c)(2)) shall be calculated in the same manner as ICP bonuses were calculated for the 2011 ICP performance year for an employee with a rating of 3 (i.e. bonus shall range from 70%-90% of target if the bonus pool is funded at 100% and such target range shall be adjusted upward or downward, respectively, if the bonus pool is ultimately is funded at greater than or less than 100%);

•

The lead-in to Section 7(d) prior to the colon is amended and restated in its entirety to read as follows: “During your employment and for the 6-month period following termination of your employment for any reason, you will not directly or indirectly”;

•

Section 7(d) is amended to add the following to the end thereof: “Notwithstanding anything herein to the contrary, solely for purposes of this Section 7(d), “Competitive Enterprise” means the companies set forth on Attachment A hereto and incorporated herein by reference.”

•

The first clause of Section 7(e) is amended and restated in its entirety to read as follows: “During your employment and for the 12-month period following termination of your employment for any reason”; and

•

The first clause of Section 7(f) is amended and restated in its entirety to read as follows: “During your employment and for the 24-month period following termination of your employment for any reason, you will not attempt to Solicit anyone who is then an employee of the Company or any of its subsidiaries (or who was an employee of the Company or any of its subsidiaries within the prior six months) to resign from the Company or any of its subsidiaries or to apply for or accept employment with any other company or individual; provided, however, that this Section 7(f) shall not apply to (i) your personal assistant(s) and/or (ii) any employee whose employment is terminated at the initiative of the Company.”

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You, the Company and the Employing Entity hereby agree that, in consideration for the foregoing, you agree to reduce the payments and benefits owed to you by the Company, the Employing Entity and their affiliates by an aggregate amount of $1,000,000, as set forth on Attachment B hereto. You have instructed us that you want the $1,000,000 to be taken as a forfeiture, effective as of the date hereof, of (i) the $420,298 payable to you for your LSPP performance shares (2011-2013 cycle), (ii) the $304,609 payable to you for your LSPP performance shares (2012-2014 cycle), and (iii) $275,093 from your leo performance shares (2010-2012 cycle). You further hereby agree and acknowledge that (i) the schedule attached hereto as Attachment B and incorporated herein by reference reflects the forfeiture of such $1,000,000 from your LSPP performance shares (2011-2013 cycle) and (2012-2014 cycle) and your leo performance shares (2010-2012 cycle) and lists all other payments and benefits owed to you by the Company, the Employing Entity and any of their respective affiliates, and (ii) except as set forth on Attachment B hereto, no other payments or benefits are owed to you by the Company, the Employing Entity or any of their affiliates.

The Company and the Employing Entity hereby acknowledge that they will take commercially reasonable efforts to pay to you, on or before December 31, 2012, as many of the payments and benefits set forth on Attachment B that may be paid in 2012 as is reasonably practicable, subject, in each case, to the applicable terms and conditions of your Employment Agreement and any additional terms and conditions of such payments and benefits, including any plans and agreements under which such payments and benefits were awarded.

Except as otherwise provided herein, your Employment Agreement will remain in full force and effect in accordance with its terms. Any disputes arising under this letter shall be governed under the provisions of Section 10 of your Employment Agreement.

This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

To confirm that the foregoing reflects our agreement, please execute and return a copy of this letter.

Very truly yours,

ING U.S., INC., successor to ING America Insurance Holdings, Inc.

By:
Title:

2

ING North America Insurance Corporation

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

/s/ Robert G. Leary
Robert G. Leary

ATTACHMENT A

For purposes of Section 7(d) of the Employment Agreement, each of the following companies, including each of their respective subsidiaries shall be a “Competitive Enterprise”:

AIG

AON HEWITT

AMERIPRISE

AMERIPRISE/COLUMBIA & RIVERSOURCE

FIDELITY

GREAT WEST

HARTFORD

JP MORGAN ASSET MANAGEMENT

LINCOLN METLIFE PIMCO

PRINCIPAL

PRINCIPAL/PRINCIPAL GLOBAL INVESTORS

PRUDENTIAL

PRUDENTIAL/JENISON

T. ROWE PRICE

TRANSAMERICA

TIAA-CREF

NY LIFE/NYLIM & MAINSTAY

VANGUARD

GENWORTH

PRIMERICA

PROTECTIVE

SYMETRA

TORCHMARK

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Payment Amount
Type	Benefit	(assumes notice date = 9/07/12 and termination date of 12/06/12)

Date of Birth: 3/2011961 (51 years old) Service: 9/4/2007 (5 years) Key Employee: Yes

• Termination Notice Period	• Contract provides that the Termination Date is 90 days after termination notice.	$225,000

• Value shown is 90 days of continued base salary.

• Severance Benefit	• Contract provides severance benefit equal to “lump sum payment equal to base salary”, payable consistent with 409(A).	$900,000 less $63,750.00 that was paid as severance between 12/6/2012 and 12/31/2012

• Value shown is 1 times annual base salary.

• Contract provides that Executive will be eligible for a 2012 STIP award prorated through the termination date (12/06/12).

• 2012 STIP	• Proration to be based on number of days worked through 2012.	TBD To be determined in March 2013

• Award will be determined in 2013 based on a “3” rating and expected to paid in March 2013.

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• leo Stock Options

•   Subject to the execution of an irrevocable release and per ING Group policy for redundancy, all unvested stock options will vest and all options will be exercisable for a 12-month period after the termination date.

$314,809 (Current in-the-money value of options based on December 6, 2012 stock price) Final value not determinable until date of exercise.

• leo Performance Shares (2010—2012 Cycle)

•   Subject to the execution of an irrevocable release and per ING Group of policy for redundancy, Executive will receive an unprorated award of this final tranche of leo Performance Shares within two and a half months of the termination date based on TSR results as of 6/30/12 (100%) as determined by ING Group. The payment was calculated by multiplying the 39,420 shares by the closing share price on the day following termination (12/7/12).

$95,471 (Final payment calculated using most recent TSR results (100%) and December 7, 2012 closing stock price).

The leo Performance Share Payout Value reflects the forfeiture of $275,093 in accordance with the employment agreement amendment.

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• LSPP Performance Shares (2011-2013 Cycle)	• Subject to the execution of an irrevocable release and per ING Group policy for redundancy, the 2012 portion of the 2011 LSPP performance shares would normally be paid within two and a half months of the termination date. The 2013 portion, payable in March 2014, would be forfeited. The payment was calculated by multiplying the 44,893 shares by the 100% performance multiplier and the opening share price on the termination date (12/6/12).	$0

	The 2011 LSPP Grant Payout Value ($420,298) will be forfeited in accordance with the employment agreement amendment.

• LSPP Performance Shares (2012-2014 Cycle)	• Subject to the execution of an irrevocable release and per ING Group policy for redundancy, the 2012 portion of the 2012 LSPP performance shares would normally be paid within two and a half months of the termination date. The 2013 and 2014 portions would be forfeited. The payment was calculated by multiplying the 32,536 shares by the 100% performance multiplier and the opening share price on the termination date (12/6/12).	$0

	The 2012 LSPP Grant Payout Value ($304,609) will be forfeited in accordance with the employment agreement amendment.

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• DBD Deferred Shares (Deferred 2009 STIP Award)

•   Subject to the execution of an irrevocable release and per ING Group policy for redundancy, Executive will vest on the termination date in all outstanding shares. The final payment was determined by multiplying the 66,568 shares by the opening share price on the termination date.

$623,224 (Final payment calculated using December 6, 2012 opening stock price).

• LSPP Deferred Shares

•   Subject to the execution of an irrevocable release and per ING Group policy for redundancy, Executive will vest on the termination date in all outstanding shares. The payment was determined by multiplying the 39,570 shares by the opening share price on the termination date.

$370,463 (Final payment calculated using December 6, 2012 opening stock price).

• 2010 Restricted Stock

•   Subject to the execution of an irrevocable release and per the Restricted Stock Agreement, Executive will partially vest as a result of involuntary termination. Executive will vest in 124,448 shares following the termination date.

$1,165,108 (Current value assuming December 6, 2012 opening stock price) Final value not determined until after termination date.

• Deferred Compensation Plan (IM)

•   Subject to the execution of an irrevocable release and per the plan, Executive will fully vest upon termination in the IM deferred compensation plan balances which were created for the 2009 STIP deferral.

$723,377 (Final payment as calculated in the Global Shares System)

• 2011 Deal Incentive	• Persuant to its terms, Executive will forfeit $2,000,000 Deal Incentive on termination date if prior to IPO or trade sale of the ING U.S. business.	$0 value assuming IPO or trade sale do not occur prior to termination date

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• PTO	• Subject to the execution of an irrevocable release and per ING U.S. policy, Executive will receive payment of PTO accrued through the termination date less PTO taken.	$83,076.92 (192 accrued hours to be paid out)

• Is fully vested in 401(k) matching dollars.

• 401(k) Plan

•   The Executive’s 401(k) plan) account balance may continue to be invested in the Plan in accordance with his investment directions or may be distributed at any time in accordance with his elections. The balance as of December 14, 2012 was $519,836.16.

N/A

• Has fully vested pension benefit, payable pursuant to the terms of the plan.

• Pension Plan	• The Executive may elect to receive this pension benefit reduced for early retirement starting at or after age 55.	N/A

• SERP

•   The monthly single life annuity pension benefit payable from the SERP will be paid beginning at the Executive’s age 55 pursuant to the terms of the plan and consistent with 409(A). Under current regulations, the present value of the SERP pension benefit will be subject to FICA taxes at the time benefit payments commence. The amount of FICA taxes the Executive will owe will be based on the tax rates in effect and the form of annuity payment elected.

N/A

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• Executive’s Deferred Compensation Savings Plan account will be distributed according to confirmed elections, consistent with 409(A).

Total DCSP Account Value as of 12/13/12: $6,097,601.59

• DCSP (Deferred Compensation Savings Plan)	—ING Fixed Interest Rate Fund: $5,493,905.83 —ING Growth Opportunities I: $202,276.12 —ING Mid Cap Opportunities I: $196,374.89 —ING Small Cap Opportunities I: $205,044.75	N/A

• COBRA

•   Executive may elect to continue health care coverage (medical, dental and vision) under COBRA, subject to his election within 45 days and payment of premiums. COBRA premiums will be billed directly to the Executive on a monthly basis at 102% of the cost of coverage, as permitted by COBRA.

N/A

• Insider Trading Policy	• As a Management Council and Executive Committee member, subject to insider trading policy restrictions in place with ING Group and ING U.S.	Must pre-clear through US Chief Compliance Officer all activity in ING equity for 3 months following termination date.

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